Exhibit 10i

ROGERS CORPORATION
VOLUNTARY DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 21, 1999

2006 Amendment

Pursuant to the powers and procedures for amendment of the Rogers Corporation Voluntary Deferred Compensation Plan For Non-Employee Directors, as amended and restated effective as of December 21, 1999 and as further amended (as amended, the “Plan”), described in Section 10(a) of the Plan, the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the “Committee”) hereby amends the Plan as follows:

1.	Effective as of December 18, 2006, Section 2 is amended by deleting said Section 2 in its entirety and substituting therefor the following:

“2.
Right to Defer. For each calendar year beginning on or after January 1, 2000, each Director may elect to defer payment of up to one-hundred percent (100%) of each of (i) the portion of (A) the annual retainer fee or (B) the meeting fees, if any, payable to such Director in shares of capital stock, $1 par value (the “Stock”) of the Company (the “Stock Fees”) and/or (ii) the portion of (A) the annual retainer fee (for calendar years beginning on or after January 1, 2007) or (B) the meeting fees, if any, payable to such Director in cash, for service as a Director of the Company during such calendar year.”

2.	Except as so amended, the Plan in all other respects is hereby confirmed.

IN WITNESS WHEREOF, the Committee has caused this 2006 Amendment to the Plan to be duly executed on this 18th Day of December, 2006.

ROGERS CORPORATION

By: /s/ Robert M. Soffer
Robert M. Soffer
Vice President, Treasurer and Secretary